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                                                                Exhibit 99.2(c)

                              AMENDED AND RESTATED
                    REGISTRATION RIGHTS AND VOTING AGREEMENT

                  THIS AMENDED AND RESTATED REGISTRATION RIGHTS AND VOTING AGREEMENT (this "Agreement"), is made and entered into as of this 16th day of December, 1998, by and between CORNERSTONE PROPERTIES INC., a Nevada corporation (the "Company"), DUTCH INSTITUTIONAL HOLDING COMPANY, INC., a Delaware corporation ("DIHC"), and STICHTING PENSIOENFONDS VOOR DE GEZONDHEID, GEESTELIJKE EN MAATSCHAPPELIJKE BELANGEN, a stichting formed according to the laws of The Netherlands ("PGGM").

                              W I T N E S S E T H:

                  WHEREAS, pursuant to the terms of that certain Stock Purchase Agreement (the "Purchase Agreement"), dated as of August 18, 1997, between the Company and DIHC, and that certain Loan Purchase Agreement (the "Loan Agreement") dated as of August 18, 1997, between the Company and PGGM, the Company acquired certain shares of capital stock, partnership interests and loans from DIHC and PGGM and issued shares of its Common Stock (as defined below) to DIHC and PGGM; and

                  WHEREAS, in connection with the Purchase Agreement, the Company, DIHC and PGGM entered into a Registration Rights and Voting Agreement, dated as of October 27, 1997 (the "Registration Rights Agreement"), which provided (i) for the registration under the Securities Act of 1933, as amended, of certain shares of Common Stock (ii) for the nomination and election of certain persons to serve on the Board of Directors of the Company, (iii) for certain restrictions regarding the transfer of shares of Common Stock and (iv) for certain covenants regarding the operation of the Company's business; and

                  WHEREAS, pursuant to the terms of that certain Stock Purchase Agreement (the "Stock Purchase Agreement"), dated as of June 22, 1998, as amended, between the Company and PGGM, the Company is issuing additional shares of its Common Stock to PGGM; and

                  WHEREAS, in connection with the Stock Purchase Agreement, the parties desire to amend and restate the Registration Rights Agreement on the terms set forth herein;

                  NOW, THEREFORE, the parties agree as follows:


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         1.       CERTAIN OTHER DEFINITIONS. Capitalized terms not otherwise defined herein shall have the meanings ascribed to them in the Purchase Agreement. The capitalized terms set forth below (in their singular and plural forms as applicable) shall have the following meanings:

                  1.1 "AFFILIATE" means, with respect to any specified Person, any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such specified Person.

                  1.2 "BUSINESS COMBINATION" means any one of the following transactions:

                  (i) Any merger or consolidation of the Company or any subsidiary thereof with any other Person (other than the Company);

                  (ii) Any sale, lease, exchange, mortgage, pledge, transfer or other disposition by the Company (in one transaction or a series of transactions) to or with any Person of all or a substantial portion of the assets of the Company and its subsidiaries taken as a whole;

                  (iii) The adoption of any plan or proposal for the liquidation or dissolution of the Company proposed by or on behalf of any Holder or its Affiliates that together own 25% or more of the issued and outstanding Common Stock; or

                  (iv) Any reclassification of securities (including any reverse stock split), recapitalization of the Company, or any merger or consolidation of the Company with any subsidiary thereof or any other transaction to which the Company is a party which has the effect, directly or indirectly, of increasing the Holder Interest of such Holder or its Affiliates that together own 25% or more of the issued and outstanding Common Stock (whether or not with or into or otherwise involving such Holder or any of its Affiliates).

                  1.3      "CLOSING DATE" has the meaning specified in Section
2.04 of the Purchase Agreement.

                  1.4 "COMMISSION" shall mean the United States Securities and Exchange Commission and any successor federal agency having similar powers.

                  1.5 "COMMON STOCK" shall mean the common stock without par value of the Company.

                  1.6 "CONTROL" (including the terms "CONTROLLED BY" and "UNDER COMMON CONTROL WITH"), with respect to the relationship between or among two or more Persons, means the possession, directly or indirectly or as trustee, personal representative or executor, of the power to direct or cause the direction of the affairs or management of a


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Person, whether through the ownership of voting securities, as trustee, personal representative or executor, by contract or otherwise, including, without limitation, the ownership, directly or indirectly, of securities having the power to elect a majority of the board of directors or similar body governing the affairs of such Person.

                  1.7 "CURRENT MARKET PRICE" of each share of Common Stock shall mean (i) the average of the closing prices of the Common Stock for the five New York Stock Exchange trading days immediately preceding the day in question as reported by THE WALL STREET JOURNAL under the New York Stock Exchange Composite Transactions quotation system (or under any successor quotation system) or, if the Common Stock is no longer traded on the New York Stock Exchange under the quotation system under which such closing prices are reported or, if THE WALL STREET JOURNAL no longer reports such closing prices, such closing prices as reported by a newspaper or trade journal selected by the Company or (ii) if no such closing prices are available on such dates, the fair market value as determined in good faith by the Board of Directors of the Company.

                  1.8 "DEMAND OFFERING" shall mean a offering required to be effected pursuant to Section 3.3 hereof.

                  1.9 "DEMAND PROSPECTUS" shall mean the prospectus included in the Shelf Registration Statement, including any preliminary prospectus, and any amendment or supplement thereto, including any supplement relating to the terms of the offering of any portion of the Demand Offering Securities covered by the Demand Prospectus, and in each case including all material incorporated by reference therein.

                  1.10 "DEMAND OFFERING SECURITIES" shall mean the Shares held by DIHC and PGGM or any subsequent Holder to whom this Agreement has, or rights to cause the Company to register Shares in accordance with Section 3 have, been assigned pursuant to Section 9, excluding (i) Shares that have been disposed of under the Shelf Registration Statement or any other effective registration statement, (ii) Shares sold or otherwise transferred pursuant to Rule 144 under the Securities Act, and (iii) those Shares held by any single Holder if such Holder holds less than 1% of the issued and outstanding shares of Common Stock and all of such Shares are eligible for sale pursuant to Rule 144 under the Securities Act and all of such Holder's Shares could be sold by such Holder in a single transaction under Rule 144 under the Securities Act.

                  1.11 "DEMAND OFFERING EXPENSES" shall mean any and all expenses incurred by the Company in connection with Demand Offerings, including, without limitation: (i) all Commission, stock exchange and National Association of Securities Dealers, Inc. ("NASD") registration and filing fees, (ii) all fees and expenses incurred in connection with compliance with state securities or "blue sky" laws (including reasonable fees and disbursements of counsel in connection with qualification of any of the Demand Offering Securities under any state securities or blue sky laws and the preparation of a blue sky memorandum) and compliance with the rules of the NASD, (iii) all expenses of any Persons in preparing or assisting in preparing, word processing,


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printing and distributing any Demand Prospectus, certificates and other documents relating to the performance of and compliance with this Agreement,
(iv) all fees and expenses incurred in connection with the listing, if any, of any of the Demand Offering Securities on any U.S. securities exchange or exchanges, and (v) the fees and disbursements of counsel for the Company and of the independent public accountants of the Company, including the expenses of any special audits or "cold comfort" letters required by or incident to such performance and compliance. Demand Offering Expenses shall specifically exclude Selling Expenses and the fees and expenses of counsel representing the Holders, all of which shall be borne by the Holders in all cases.

                  1.12 "DEMAND OFFERING REQUEST" shall have the meaning set forth in Section 3.3(a) hereof.

                  1.13 "DIHC" shall have the meaning set forth in the Preamble.

                  1.14 "ENCUMBRANCE" means any security interest, pledge, mortgage, lien (including, without limitation, environmental and tax liens), charge, encumbrance, adverse claim, preferential arrangement, or restriction of any kind, including, without limitation, any restriction on the use, voting, transfer, receipt of income or other exercise of any attributes of ownership.

                  1.15 "EQUITY SECURITY" means any (i) Common Stock, (ii) securities of the Company convertible into or exchangeable for Common Stock, and
(iii) options, rights, warrants and similar securities issued by the Company to acquire Common Stock.

                  1.16 "EXCHANGE ACT" shall mean the Securities Exchange Act of 1934, as amended from time to time.

                  1.17 "HOLDER" shall mean DIHC and PGGM (and their respective transferees of Shares as permitted by this Agreement to whom this Agreement has, or rights to cause the Company to register Shares in accordance with Section 3 have, been assigned pursuant to Section 9).

                  1.18 "HOLDER INTEREST" means, with respect to any Holder, the percentage of issued and outstanding Common Stock represented by the shares of Common Stock owned by such Holder and its Affiliates; PROVIDED, HOWEVER, that shares of Common Stock indirectly owned through an intermediary (i) of which such Holder owns less than 1% of the issued and outstanding common shares or
(ii) in connection with which Holder has no right to direct the vote of shares of the Company shall not be included in the Holder Interest of such Holder.

                  1.19 "INDEBTEDNESS" means, with respect to any Person, (a) all indebtedness of such Person, whether or not contingent, for borrowed money,
(b) all obligations of such Person for the deferred purchase price of property or services, (c) all obligations of such Person evidenced by notes, bonds, debentures or other similar instruments, (d) all indebtedness created or arising under any conditional sale or other


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title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (e) all obligations of such Person as lessee under leases that have been or should be, in accordance with U.S. GAAP, recorded as capital leases, (f) all obligations, contingent or otherwise, of such Person under acceptance, letter of credit or similar facilities, (g) all obligations of such Person to purchase, redeem, retire, defease or otherwise acquire for value any capital stock of such Person or any warrants, rights or options to acquire such capital stock, valued, in the case of redeemable preferred stock, at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends, (h) the greater of (i) the principal amount and (ii) the redemption value of any perpetual preferred stock issued by such Person, (i) all Indebtedness of others referred to in clauses (a) through (f) above guaranteed directly or indirectly in any manner by such Person, or in effect guaranteed directly or indirectly by such Person through an agreement (i) to pay or purchase such Indebtedness or to advance or supply funds for the payment or purchase of such Indebtedness, (ii) to purchase, sell or lease (as lessee or lessor) property, or to purchase or sell services, primarily for the purpose of enabling the debtor to make payment of such Indebtedness or to assure the holder of such Indebtedness against loss,
(iii) to supply funds to or in any other manner invest in the debtor (including any agreement to pay for property or services irrespective of whether such property is received or such services are rendered) or (iv) otherwise to assure a creditor against loss, and (j) all Indebtedness referred to in clauses (a) through (f) above secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Encumbrance on property (including, without limitation, accounts and contract rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such Indebtedness.

                  1.20 "INCUMBENT DIRECTORS" shall mean (i) all of the individuals constituting the board of directors of the Company on the date hereof, (ii) all individuals hereafter designated as nominees to the board of directors by the New York State Teachers' Retirement System pursuant to a letter agreement dated November 22, 1996, (iii) all individuals hereafter designated as nominees to the board of directors by Hexalon Real Estate, Inc. pursuant to a letter agreement dated November 7, 1996, (iv) one individual at any time hereafter designated by Deutsche Bank AG as a nominee to the board of directors, and (v) Messrs. William Wilson III, Donald G. Fisher and Randall A. Hack as nominees to the board of directors pursuant to an agreement dated as of June 22, 1998, as amended.

                  1.21 "INITIAL PERCENTAGE" means the percentage of issued and outstanding Common Stock represented immediately after the Closing by the shares issued pursuant to the Purchase Agreement and the Loan Agreement.

                  1.22 "LEVERAGE RATIO" shall mean the ratio of the Company's Indebtedness to the Company's Total Market Capitalization.


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                  1.23     "MAXIMUM NUMBER" shall having the meaning set forth
in Section 3.3(e) hereof.

                  1.24 "PERMITTED TRANSFEREE" means any (i) mutual fund company, pension fund, insurance company, investment company, any state, city, or county, or any agency or instrumentality of a state, city, or county, or any state university or state college, and any retirement system for the benefit of employees of any of the foregoing, any religious or educational organization or other passive institutional investor or (ii) any non-U.S. Person (as defined in Section 9.02 of the Charter Amendment) that is not controlled by U.S. Persons (as defined in the Charter Amendment).

                  1.25 "PERSON" means any individual, partnership, firm, corporation, association, trust, unincorporated organization or other entity, as well as any syndicate or group that would be deemed to be a person under Section 13(d)(3) of the Exchange Act.

                  1.26 "PGGM" shall have the meaning set forth in the Preamble.

                  1.27 "PIGGYBACK REGISTRATION" shall have the meaning set forth in Section 3.6(a) hereof.

                  1.28 "PIGGYBACK REGISTRATION REQUEST" shall have the meaning set forth in Section 3.6(a) hereof.

                  1.29 "PUBLIC OFFERING" means a public offering of Common Stock pursuant an effective registration statement under the Securities Act.

                  1.30 The terms "REGISTER", "REGISTERED" and "REGISTRATION" refer to a registration effected by preparing and filing a registration statement in compliance with the Securities Act and the declaration or ordering of the effectiveness of such registration statement by the Commission.

                  1.31 "SECURITIES ACT" means the Securities Act of 1933, as amended.

                  1.32 "SELLING EXPENSES" shall mean all underwriting discounts and selling commissions and transfer taxes applicable to the sale of Shelf Registrable Securities or Demand Offering Securities and disbursements of underwriters.

                  1.33 "SHARES" shall mean (a) the shares of Common Stock issued pursuant to the Purchase Agreement, the Loan Agreement and the Stock Purchase Agreement and (b) shares of Common Stock or any other securities which are hereafter issued with respect to the shares referred to in Section 1.33(a) by way of conversion, exchange, reclassification, dividend or distribution, whether or not such securities have been offered and sold to the public.


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                  1.34     "SHELF PROSPECTUS" shall mean the prospectus included
in the Shelf Registration Statement, including any preliminary prospectus, and any amendment or supplement thereto, including any supplement relating to the terms of the offering of any portion of the Shelf Registrable Securities covered by the Shelf Registration Statement, and in each case including all material incorporated by reference therein.

                  1.35 "SHELF REGISTRATION" shall mean the registration required to be effected pursuant to Section 3.1 hereof.

                  1.36 "SHELF REGISTRABLE SECURITIES" shall mean the Shares held by DIHC and PGGM or any subsequent Holder to whom this Agreement has, or rights to cause the Company to register Shares in accordance with Section 3 have, been assigned pursuant to Section 9, excluding (i) Shares that have been disposed of under the Shelf Registration Statement or any other effective registration statement, (ii) Shares sold or otherwise transferred pursuant to Rule 144 under the Securities Act, and (iii) those Shares held by any single Holder if such Holder holds less than 1% of the issued and outstanding shares of Common Stock and all of such Shares are eligible for sale pursuant to Rule 144 under the Securities Act and all of such Holder's Shares could be sold by such Holder in a single transaction under Rule 144 under the Securities Act.

                  1.37 "SHELF REGISTRATION EXPENSES" shall mean any and all expenses incident to performance of or compliance with this Agreement, including, without limitation: (i) all Commission, stock exchange and NASD registration and filing fees, (ii) all fees and expenses incurred in connection with compliance with state securities or "blue sky" laws (including reasonable fees and disbursements of counsel in connection with qualification of any of the Shelf Registrable Securities under any state securities or blue sky laws and the preparation of a blue sky memorandum) and compliance with the rules of the NASD,
(iii) all expenses of any Persons in preparing or assisting in preparing, word processing, printing and distributing the Shelf Registration Statement, any Shelf Prospectus, certificates and other documents relating to the performance of and compliance with this Agreement, (iv) all fees and expenses incurred in connection with the listing, if any, of any of the Shelf Registrable Securities on any securities exchange or exchanges, and (v) the fees and disbursements of counsel for the Company and of the independent public accountants of the Company, including the expenses of any special audits or "cold comfort" letters required by or incident to such performance and compliance. Shelf Registration Expenses shall specifically exclude Selling Expenses and the fees and disbursements of counsel representing the Holders, all of which shall be borne by the Holders in all cases.

                  1.38 "SHELF REGISTRATION NOTICE" shall have the meaning set forth in Section 3.2(b) hereof.

                  1.39 "SHELF REGISTRATION STATEMENT" shall mean each registration statement of the Company (and any other entity required to be a registrant with respect to such registration statement pursuant to the requirements of the Securities Act) that covers all of the Shelf Registrable Securities to be offered on a delayed or continuous


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basis pursuant to Rule 415 under the Securities Act, or any similar rule that may be adopted by the Commission, and all amendments (including post-effective amendments) to such registration statement, and all exhibits thereto and materials incorporated by reference therein.

                  1.40 "STANDSTILL PERIOD" means, with respect to any Holder, a period of time commencing on the Closing Date and terminating on October 27, 2000 (the date three years after the Closing Date).

                  1.41     "TOTAL MARKET CAPITALIZATION" shall mean the sum of
(i) the Company's total Indebtedness, plus (ii) the product of (x) the number of issued and outstanding shares of Common Stock, PLUS the number of shares of Common Stock issuable upon conversion of issued and outstanding preferred stock (other than convertible preferred stock subject to redemption at the option of the holder) and issued and outstanding Units TIMES (y) the Current Market Price.

                  1.42 "U.S. GAAP" means United States generally accepted accounting principles and practices in effect from time to time applied consistently throughout the periods involved.

                  1.43 "UNITS" means units of limited partnership in Cornerstone Properties Limited Partnership, a Delaware limited partnership.

         2.       RESTRICTIONS ON TRANSFER.

                  2.1 REPRESENTATIONS AND WARRANTIES OF PGGM. (a) PGGM and DIHC hereby represent, acknowledge, covenant and agree as follows: (i) the Shares are being acquired for PGGM's and DIHC's own account for investment and not with a view to any distribution or public offering within the meaning of the Securities Act or any state securities law; (ii) the Shares have not been registered under the Securities Act or any state securities law; (iii) PGGM and DIHC is each an "accredited investor" within the meaning of Rule 501 promulgated by the Commission pursuant to the Securities Act; (iv) PGGM and DIHC have been furnished with all information that PGGM or DIHC has requested for purposes of evaluating the Company and each has had an opportunity to ask questions of and receive answers from the Company regarding its business, assets, results of operations, and financial condition; and (v) PGGM and DIHC will not sell or otherwise transfer any of the Shares except upon the terms and conditions specified herein.

                  2.2 LEGENDS. Except as provided in Section 2.4, each certificate representing the Shares issued to PGGM and DIHC or transferred to a subsequent Holder pursuant to Section 2.3 shall include, in addition to the legends relating to provisions of the Company's articles of incorporation, legends in substantially the following form, PROVIDED that the first such legend shall not be required if such transfer is being made in connection with a sale that is (i) pursuant to a Public Offering or (ii) exempt from registration pursuant to Rule 144 under the Securities Act or if the


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opinion of counsel referred to in Section 2.3 is to the further effect that such legend is not required in order to ensure compliance with the Securities Act; PROVIDED FURTHER, that the second such legend shall not be required if Sections
7.6 and 8 hereof do not apply to such subsequent Holder:

                  THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 OR ANY STATE SECURITIES ACT AND MAY NOT BE SOLD OR TRANSFERRED IN THE ABSENCE OF SUCH REGISTRATION OR AN EXEMPTION THEREFROM.

                  SUCH SHARES MAY BE TRANSFERRED ONLY IN COMPLIANCE WITH THE CONDITIONS SPECIFIED IN THE AMENDED AND RESTATED REGISTRATION RIGHTS AND VOTING AGREEMENT DATED AS OF DECEMBER 16, 1998, AMONG THE ISSUER AND THE OTHER PARTY(IES) NAMED THEREIN, A COMPLETE AND CORRECT COPY OF WHICH IS AVAILABLE FOR INSPECTION AT THE PRINCIPAL OFFICE OF THE ISSUER AND WILL BE FURNISHED TO THE HOLDER HEREOF UPON WRITTEN REQUEST AND WITHOUT CHARGE.

                  2.3 NOTICE OF TRANSFER. Prior to any proposed assignment, transfer or sale of any Shares, the Holder of such Shares shall give written notice to the Company of Holder's intention to effect such assignment, transfer or sale, which notice shall set forth the date of such proposed assignment, transfer or sale. Holder shall also furnish to the Company a written agreement by the transferee that it is taking and holding the same subject to the terms and conditions specified in this Agreement and, except in transfers pursuant to a Public Offering or under Rule 144 or Regulation S under the Securities Act, a written opinion of Holder's counsel, in form reasonably satisfactory to the Company, to the effect that the proposed transfer may be effected without registration under the Securities Act.

                  2.4 TERMINATION OF RESTRICTIONS. The restrictions set forth in this Section 2 shall terminate and cease to be effective with respect to any of the Shares (i) upon the sale of any such Shares which has been registered under the Securities Act or is made pursuant to Rule 144 under the Securities Act or (ii) upon receipt by the Company of an opinion of counsel, which counsel and which opinion are reasonably satisfactory to the Company, to the effect that compliance with such restrictions is not necessary in order to comply with the Securities Act with respect to the sale of the Shares. The restrictions with respect to a Holder set forth in Sections 7.5 and 8 hereof shall terminate upon the end of the Standstill Period. Whenever such restrictions shall so terminate, the Holder of such Shares shall be entitled to receive from the Company,


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without expense (other than transfer taxes, if any), certificates for such
Shares not bearing the respective legends set forth in Section 2.2.

         3.       REGISTRATION UNDER SECURITIES ACT.

                  3.1      SHELF REGISTRATION.

                  (a) Within 20 days after the date hereof and upon the request of PGGM, the Company will use its commercially reasonable efforts to cause to be filed a Shelf Registration Statement, which, in accordance with Rule 429 under the Securities Act, shall include a form of Shelf Prospectus for use with respect to the Shelf Registrable Securities included in the Registration Statement on Form S-3 (Registration No. 333-47149) filed by the Company with the Commission on March 2, 1997, providing for the sale by the Holders of all of the Shelf Registrable Securities in accordance with the terms hereof and will use its commercially reasonable efforts to cause such Shelf Registration Statement to be declared effective by the Commission as soon as practicable thereafter. The Company agrees to use its commercially reasonable efforts to keep the Shelf Registration Statement with respect to the Shelf Registrable Securities continuously effective so long as Holder holds Shelf Registrable Securities. Subject to Section 3.2(b) and Section 3.2(i), the Company further agrees to amend the Shelf Registration Statement if and as required by the rules, regulations or instructions applicable to the registration form used by the Company for such Shelf Registration Statement or by the Securities Act or any rules and regulations thereunder; PROVIDED, HOWEVER, that the Company shall not be deemed to have used its commercially reasonable efforts to keep the Shelf Registration Statement effective during the applicable period if it voluntarily takes any action that would result in the Holders not being able to sell Shelf Registrable Securities covered thereby during that period, unless such action is required under applicable law or the Company has filed a post-effective amendment to the Shelf Registration Statement and the Commission has not declared it effective or except as otherwise permitted by the last six sentences of Section 3.2(b). The Holders will provide information reasonably requested by the Company in connection with the Shelf Registration Statement as promptly as practicable after receipt of such request. The "Plan of Distribution" section of the Shelf Registration Statement shall permit negotiated purchases, secondary distributions, block trades, ordinary brokerage transactions or a combination of such methods of sale, PROVIDED, HOWEVER, that the Company's obligations under Sections 3.1 and 3.2 hereof shall not include participation in underwritten offerings or other organized distributions of securities, which obligations are limited to registrations under Section 3.3 and 3.6 hereof.

                  (b) EXPENSES. The Company shall pay all Shelf Registration Expenses in connection with the registration pursuant to Section 3.1(a). The Holders shall pay all Selling Expenses and the fees and disbursements of counsel representing the Holders, relating to the sale or disposition of such Shelf Registrable Securities pursuant to the Shelf Registration Statement.


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                  3.2 SHELF REGISTRATION PROCEDURES. In connection with the
obligations of the Company with respect to the Shelf Registration Statement contemplated by Section 3.1 hereof, the Company shall:

                  (a) prepare and file with the Commission, within the time period set forth in Section 3.1(a) hereof, the Shelf Registration Statement, which Shelf Registration Statement shall comply as to form in all material respects with the requirements of the applicable form and include all financial statements required by the Commission to be filed therewith;

                  (b) subject to the last six sentences of this Section 3.2(b) and Section 3.2(i) hereof, (i) prepare and file with the Commission such amendments to such Shelf Registration Statement as may be necessary to keep such Shelf Registration Statement effective throughout the applicable period; (ii) cause the Shelf Prospectus to be amended or supplemented as required and to be filed as required by Rule 424 or any similar rule that may be adopted under the Securities Act; and (iii) respond as promptly as practicable to any comments received from the Commission with respect to the Shelf Registration Statement or any amendment thereto. Notwithstanding anything to the contrary contained herein, the Company shall not be required to take any of the actions described in clauses (i), (ii) or (iii) in this Section 3.2(b), Section 3.2(d) or Section 3.2(i) with respect to the Shelf Registrable Securities (x) to the extent that
(I) in the reasonable opinion of the Company (A) securities laws applicable to such sale would require the Company to disclose material non-public information ("Non-Public Information") and (B) the disclosure of such Non-Public Information would materially adversely affect the Company; (ii) such sale would occur during the measurement period for determining the amount of Common Stock, or the amount of any other consideration the amount of which will be based on the price of the Common Stock, in connection with the acquisition of a business or assets by the Company (a "Measurement Period"); OR (iii) the Company is contemplating an underwritten Public Offering of its securities and in the reasonable opinion of the underwriters such sale would interfere materially with such Public Offering by the Company (a "Financing Period"); and the Company delivers written notice to the Holders to the effect that the Holders may not make offers or sales under the Shelf Registration Statement for a period not to exceed 45 days from the date of such notice; PROVIDED, HOWEVER, that the Company may deliver only four such notices under this Section 3.2(b) and Section 3.4(a) within any twelve-month period, PROVIDED, FURTHER, that the Company may deliver only two such notices under this Section 3.2(b) and Section 3.4(a) within the twelve-month period immediately following the expiration of the six-month period referred to in Section 3.3(f)(i) hereof and (y) unless and until the Company has received a written notice (a "Shelf Registration Notice") from any Holder that such Holder intends to make offers or sales under the Shelf Registration Statement as specified in such Shelf Registration Notice; PROVIDED, HOWEVER, that the Company shall have ten business days to prepare and file any such amendment or supplement after receipt of the Shelf Registration Notice. The Measurement Period and Financing Period are collectively referred to herein as the "Restricted Period." In the event the sale by the Holders of Shelf Registrable Securities is deferred because of the existence of Non-Public


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Information, the Company will notify the Holders promptly upon such Non-Public
Information being included by the Company in a filing with the Commission, being otherwise disclosed to the public (other than through the actions of any Holder), or ceasing to be material to the Company, and upon such notice being given by the Company, the Holders shall again be entitled to sell Shelf Registrable Securities as provided herein. In the event the sale by the Holders of Shelf Registrable Securities is deferred because it is proposed to be made during a Restricted Period, the Company shall specify, in notifying the Holders of the deferral of its sale, when the Restricted Period will end, at which time the Holders shall again be entitled to sell Shelf Registrable Securities as provided herein. If the Restricted Period is thereafter changed, the Company will promptly notify the Holders of such change and upon the end of the Restricted Period as so changed, the Holders will again be entitled to sell Shelf Registrable Securities as provided herein. If an agreement to which such Restricted Period relates is terminated prior to the end of the Restricted Period, the deferral period hereunder shall end immediately and the Company shall promptly notify the Holders of the end of the deferral period;

                  (c) promptly furnish the Holders after a Holder has delivered a Shelf Registration Notice to the Company, without charge, as many copies of each Shelf Prospectus and any amendment or supplement thereto in order to facilitate the public sale or other disposition of the Shelf Registrable Securities; the Company consents to the use of the Shelf Prospectus and any amendment or supplement thereto by the Holders of Shelf Registrable Securities in connection with the offering and sale of the Shelf Registrable Securities covered by the Shelf Prospectus or amendment or supplement thereto;

                  (d) use its commercially reasonable efforts to register or qualify the Shelf Registrable Securities by the time the Shelf Registration Statement is declared effective by the Commission under all applicable state securities or blue sky laws of such jurisdictions in the United States and its territories and possessions as the Holders shall reasonably request in writing, keep each such registration or qualification effective during the period such Shelf Registration Statement is required to be kept effective or during the period offers or sales are being made by the Holders after a Holder has delivered a Shelf Registration Notice to the Company, whichever is shorter; PROVIDED, HOWEVER, that in connection therewith, the Company shall not be required to (i) qualify as a foreign corporation to do business or to register as a broker or dealer in any such jurisdiction where it would not otherwise be required to qualify or register but for this Section 3.2(d), (ii) subject itself to taxation in any such jurisdiction, or (iii) file a general consent to service of process in any such jurisdiction;

                  (e) notify the Holders promptly and, if requested by a Holder, confirm in writing, (i) when the Shelf Registration Statement and any post-effective amendments thereto have become effective, (ii) when any amendment or supplement to the Shelf Prospectus has been filed with the Commission, (iii) of the issuance by the Commission or any state securities authority of any stop order suspending the effectiveness of the Shelf Registration Statement or any part thereof or the initiation of any proceedings for that purpose, (iv) if the Company receives any notification with respect to the suspension of the qualification of the Shelf Registrable Securities for offer or sale in any jurisdiction or the initiation of any proceeding for such purpose, and (v) of the happening of any event during the period the Shelf Registration Statement is effective as a result of which (A) such Shelf Registration Statement contains any untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary to make the statements therein not misleading or (B) the Shelf Prospectus as then amended or supplemented contains any untrue statement of a material fact or omits to state any material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading;

                  (f) use its reasonable best efforts to obtain the withdrawal of any order suspending the effectiveness of the Shelf Registration Statement or any part thereof as promptly as possible;

                  (g) promptly furnish to the Holders after a Holder has delivered a Shelf Registration Notice to the Company, without charge, at least one conformed copy of the Shelf Registration Statement and any post-effective amendment thereto (without documents incorporated therein by reference or exhibits thereto, unless requested);

                  (h) cooperate with the Holders to facilitate the timely preparation and delivery of certificates representing Shelf Registrable Securities to be sold and not bearing any Securities Act legend; and enable certificates for such Shelf Registrable Securities to be issued for such numbers of shares as the Holders may reasonably request at least two business days prior to any sale of Shelf Registrable Securities;

                  (i) subject to the last six sentences of Section 3.2(b) hereof, upon the occurrence of any event contemplated by clause (v) of Section 3.2(e) hereof, use its reasonable best efforts promptly to prepare and file an amendment or a supplement to the Shelf Prospectus or any document incorporated therein by reference or prepare, file and obtain effectiveness of a post-effective amendment to the Shelf Registration Statement, or file any other required document, in any such case to the extent necessary so that, as thereafter delivered to the purchasers of the Shelf Registrable Securities, such Shelf Prospectus as then amended or supplemented will not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading;

                  (j) make available for inspection by the Holders after a Holder has provided a Shelf Registration Notice to the Company and any counsel, accountants or other representatives retained by the Holders all financial and other records, material corporate documents and properties of the Company and cause the officers, directors and employees of the Company to supply all such material records, documents or information reasonably requested by the Holders, counsel, accountants or representatives in connection with the Shelf Registration Statement; PROVIDED, HOWEVER, that such records, documents or information which the Company determines in good faith to be confidential and notifies the Holders, counsel, accountants or representatives in writing that such records, documents or information are confidential shall not be disclosed by the Holders, counsel, accountants or representatives unless (i) such disclosure is ordered pursuant to a subpoena or other order from a court of competent jurisdiction, or (ii) such records, documents or information become generally available to the public other than through a breach of this Agreement;

                  (k) a reasonable time prior to the filing of the Shelf Registration Statement or any amendment thereto, or any Shelf Prospectus or any amendment or supplement thereto, provide copies of such document (not including any documents incorporated by reference therein unless requested) to the Holders; and

                  (l) use its reasonable best efforts to cause all Shelf Registrable Securities to be listed on the New York Stock Exchange from and after the time the Shelf Registration Statement is declared effective.

                  The Company may require the Holders to furnish to the Company in writing such information regarding the proposed distribution by the Holders as the Company may from time to time reasonably request in writing.

                  In connection with and as a condition to the Company's obligations with respect to the Shelf Registration Statement pursuant to Section
3.1 hereof and this Section 3.2, the Holders covenant and agree that (i) they will not offer or sell any Shelf Registrable Securities under the Shelf Registration Statement until a Holder has provided a Shelf Registration Notice pursuant to Section 3.2(b) and have received copies of the Shelf Prospectus as then amended or supplemented as contemplated by Section 3.2(c) and notice from the Company that the Shelf Registration Statement and any post-effective amendments thereto have become effective as contemplated by Section 3.2(e); (ii) upon receipt of any notice from the Company contemplated by Section 3.2(b) or
Section 3.2(e) (in respect of the occurrence of an event contemplated therein), the Holders shall not offer or sell any Shelf Registrable Securities pursuant to the Shelf Registration Statement until the Holders receive copies of the supplemented or amended Shelf Prospectus contemplated by Section 3.2(i) hereof and receive notice that any post-effective amendment has become effective, and, if so directed by the Company, the Holders will deliver to the Company (at the expense of the Company) all copies in its possession, other than permanent file copies then in the Holders' possession, of the Shelf Prospectus as amended or supplemented at the time of receipt of such notice; (iii) upon the expiration of 60 days after the first date on which offers or sales can be made pursuant to clause (i) above, the Holders will not offer or sell any Shelf Registrable Securities under the Shelf Registration Statement until they have again complied with the provisions of clause (i) above; (iv) each Holder and any of such Holder's partners, officers, directors or Affiliates, if any, will comply with the provisions of Regulation M under the Exchange Act as applicable to them in connection with sales of Shelf Registrable Securities pursuant to the Shelf Registration Statement; (v) each Holder and any of such Holder's partners, officers, directors or Affiliates, if any, will comply with the prospectus delivery requirements of the Securities Act as applicable to them in connection with sales of Shelf Registrable Securities pursuant to the Shelf Registration Statement; and (vi) each Holder and any of such Holder's partners, officers, directors or Affiliates, if any, will enter into such written agreements as the Company shall reasonably request to ensure compliance with clauses (iv) and (v) above.

                  3.3      DEMAND OFFERINGS.

                  (a) REQUESTS FOR DEMAND OFFERING. PGGM, DIHC or a Holder or Holders owning a majority of the Demand Offering Securities (the "Demand Initiating Holder") may request the offering under the Securities Act of all or any portion of the Demand Offering Securities held by such Holders for sale in the manner specified in such request, including an underwritten offering. Upon receipt of such request, the Company will promptly, but in any event within 20 days, give written notice of such requested registration to all Holders of Demand Offering Securities, and thereupon, in accordance with Section 3.4 hereof, the Company will use its reasonable best efforts to effect the registration and sale of:

                  (i) the Demand Offering Securities which the Company has been so requested to register by such Demand Initiating Holder;

                  (ii) all other Demand Offering Securities which the Company has been requested to register by the other Holders thereof by written request delivered to the Company within 15 days after the giving of such written notice by the Company, and

                  (iii) all shares of Common Stock which the Company may elect to register for its own account or for the account of others in connection with the offering of Demand Offering Securities pursuant to this Section 3.3.

                  Each initial request for a offering pursuant to this Section
3.3 shall specify the number of Demand Offering Securities requested to be sold by the Demand Initiating Holder, the method of disposition to be employed and the Current Market Price of the Common Stock as of the date of such request. Any request for an offering pursuant to this Section 3.3(a) shall be referred to herein as a "Demand Offering Request" and all registrations requested pursuant to this Section 3.3 are referred to herein as "Demand Offerings."

                  (b) NUMBER OF DEMAND OFFERINGS. The Company shall not be required under this Section 3.3 to effect more than eight Demand Offerings in the aggregate. Notwithstanding anything to the contrary contained herein, if such method of disposition is a firm commitment underwritten public offering, a registration shall count as a Demand Offering only when all such Demand Offering Securities shall have been sold pursuant thereto; PROVIDED, HOWEVER, that if a Demand Prospectus filed by the Company pursuant to a Demand Offering Request shall be abandoned or withdrawn at the behest of the Demand Initiating Holder, then, unless the Holders shall, promptly upon receipt of a request by the Company therefor supported by an invoice setting forth the expenses in reasonable detail, reimburse the Company for the Demand Offering Expenses in respect of such prospectus attributable to the Holders, the Company shall be deemed to have effected a Demand Offering.

                  (c) MINIMUM OFFERING AMOUNT. The Company shall not be required to comply with this Section 3.3 unless the aggregate Current Market Price of all Demand Offering Securities covered by the Demand Offering Request and the Demand Offering Securities described in Section 3.3(a)(ii) shall be $75 million or more (unless and to the extent the Demand Initiating Holder shall hold less than $75 million of Demand Offering Securities, in which case such minimum offering amount shall be equal to the amount of Demand Offering Securities so held).

                  (d) SELECTION OF UNDERWRITERS. If the method of disposition specified by the Demand Initiating Holder shall be an underwritten public offering, the Company may designate the managing underwriter of such offering, subject to the approval of the Demand Initiating Holder which approval shall not be unreasonably withheld.

                  (e) PRIORITY ON DEMAND OFFERINGS. The Company shall be entitled to include in any offering referred to in this Section 3.3, for sale in accordance with the method of disposition specified by the Demand Initiating Holder shares of Common Stock to be sold by the Company for its own account or by other shareholders of the Company for their account. Nonetheless, whether or not the Company desires to include any such additional shares in a Demand Offering, if the managing underwriters advise the Company in writing that in their opinion the number of securities requested to be included in such offering exceeds the maximum number which can be included in such offering without adversely affecting the marketability of the offering (the "Maximum Number"), then the Company will limit the number of shares included in such offering to the Maximum Number, and the shares offered shall be selected in the following order of priority: (i) first, Demand Offering Securities covered by the Demand Offering Request and the Demand Offering Securities described in Section 3.3(a)(ii), subject to the proviso set forth in clause (iii) below, (ii) second, securities the Company proposes to sell and (iii) third, securities requested to be included in such registration pursuant to (A) the Stockholders' Agreement, dated as of November 22, 1996, by and among the Company and the New York State Teachers' Retirement System, (B) the Stockholders' Agreement, dated as of November 7, 1996, by and between the Company and Hexalon Real Estate, Inc., and
(C) the Registration Rights and Lockup Agreement, dated as of ______, 1998, by and among the Company and the parties named therein (the "Wilson Registration Rights Agreement") pro rata among the holders thereof on the basis of the number of shares requested to be included in such registration; PROVIDED that the securities requested to be included pursuant to clauses (A) and (B) shall not be reduced to less than one-third of the total number of shares in such offering, and (iv) fourth, other securities requested to be included in such registration.

                  (f) EXCEPTION. Anything in this Section 3.3 to the contrary notwithstanding, the Company shall not be required to file a Demand Prospectus in connection with a Demand Offering (i) within twelve months after the closing date of a Demand Offering or within six months after the effective date of any registration statement (other than pursuant to Section 3.1 or a registration statement on Form S-8 with respect to an employee benefit plan or a registration statement on Form S-4 relating to securities to be issued in a merger or in exchange for securities or assets of another Person) of the Company or (ii) if counsel for the Company, reasonably acceptable to the Demand Initiating Holder shall deliver an opinion to the Holders to the effect that, pursuant to Rule 144 under the Securities Act or otherwise, the Holders can publicly offer and sell the Demand Offering Securities as to which sale has been requested without registration under the Securities Act.

                  3.4 DEMAND OFFERING PROCEDURES. If and whenever the Company is required by the provisions of Section 3.3 hereof to use its reasonable best efforts to effect the sale of any of the Demand Offering Securities under the Securities Act, the Company shall use its reasonable best efforts to effect the registration and sale of the Demand Offering Securities in accordance with the intended method of disposition thereof and will, as expeditiously as possible:

                  (a) within 45 days after receiving a request for a Demand Offering, prepare and file with the Commission a Demand Prospectus as a supplement to the Shelf Registration Statement with respect to such Demand Offering Securities. Notwithstanding anything to the contrary contained herein, the filing of such Demand Prospectus may be delayed for a period not to exceed 45 days if (i) any of the events specified in clause (x)(iii) of Section 3.2(b) hereof shall have occurred, or (ii) the Company is engaged in any program for the repurchase of Common Stock or other securities of the Company and the Company provides written notice to the Demand Initiating Holder; PROVIDED, HOWEVER, that the Company may deliver only four notices under this Section 3.4(a) and 3.2(b) hereof within any twelve-month period; PROVIDED, FURTHER, that the Company may deliver only two such notices under this Section 3.4(a) and
Section 3.2(b) within the twelve-month period immediately following the expiration of the six-month period referred to in Section 3.3(f)(i) hereof.

                  (b) prior to the filing described in paragraph (a) above, furnish to the Holders copies of the Demand Prospectus and any amendments or supplements thereto, which documents shall be subject to the approval of the Holders only with respect to any statement in the Demand Prospectus which relates to the Holders;

                  (c) notify the Holders promptly and, if requested by the Holders, confirm in writing, (i) when the Demand Prospectus has been filed with the Commission, (ii) when any amendment or supplement to the Demand Prospectus has been filed with the Commission, (iii) of the issuance by the Commission or any state securities authority of any stop order suspending the effectiveness of the Shelf Registration Statement or any part thereof or the initiation of any proceedings for that purpose, (iv) if the Company receives any notification with respect to the suspension of the qualification of the Demand Offering Securities for offer or sale in any jurisdiction or the initiation of any proceeding for such purpose, and (v) of the happening of any event during the period of the offering pursuant to the Demand Prospectus as a result of which
(A) such Shelf Registration Statement contains any untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary to make the statements therein not misleading or (B) the Demand Prospectus as then amended or supplemented contains any untrue statement of a material fact or omits to state any material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading;

                  (d) make every reasonable effort to obtain the withdrawal of any order suspending the effectiveness of the Shelf Registration Statement or any part thereof as promptly as possible;

                  (e) furnish to the Holders after delivery of a Demand Offering Request to the Company, without charge, at least one conformed copy of the Shelf Registration Statement and any post-effective amendment thereto (without documents incorporated therein by reference or exhibits thereto, unless requested);

                  (f) prepare and file with the Commission such amendments and supplements to such Shelf Registration Statement and the Demand Prospectus used in connection therewith as may be necessary and comply with the provisions of the Securities Act with respect to the disposition of all Demand Offering Securities covered by such Demand Prospectus in accordance with the Holders' intended method of disposition set forth in such Demand Prospectus for such period;

                  (g) furnish to the Holders and to each underwriter such number of copies of the Shelf Registration Statement and the Demand Prospectus included therein (including each preliminary prospectus) and such other documents, as such persons may reasonably request in order to facilitate the public sale or other disposition of the Demand Offering Securities covered by such Demand Prospectus;

                  (h) use its reasonable best efforts to register or qualify the Demand Offering Securities covered by such Demand Prospectus under the securities or blue sky laws of such jurisdictions as the Holders or, in the case of an underwritten public offering, the managing underwriter, shall reasonably request;

                  (i) provide a transfer agent and registrar, which may be a single entity, for all Demand Offering Securities;

                  (j) use its reasonable best efforts to cause all Demand Offering Securities to be listed on the New York Stock Exchange;

                  (k) furnish on the date that Demand Offering Securities are delivered to the underwriters for sale pursuant to such registration: (i) an opinion dated such date of counsel representing the Company for the purposes of such registration, addressed to the underwriters, stating that the Shelf Registration Statement has become effective under the Securities Act and that
(A) to the best knowledge of such counsel, no stop order suspending the effectiveness thereof has been issued and no proceedings for that purpose have been instituted or are pending or contemplated under the Securities Act, (B) the Shelf Registration Statement, the related Demand Prospectus, and each amendment or supplement thereto, comply as to form in all material respects with the requirements of the Securities Act and the applicable rules and regulations of the Commission thereunder and that such counsel does not believe that any such Shelf Registration Statement, Demand Prospectus, amendment or supplement contains a misstatement of a material fact or an omission to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading (except that such counsel need express no opinion as to financial statements or financial or statistical data contained therein) and
(C) to such other effects as may reasonably be requested by counsel for the underwriters or by the Holders or their counsel, and (ii) a "cold comfort" letter dated such date from the independent public accountants retained by the Company, addressed to the underwriters, stating that they are independent public accountants within the meaning of the Securities Act and that, in the opinion of such accountants, the financial statements of the Company included in the Shelf Registration Statement or the Demand Prospectus, or any amendment or supplement thereto, comply as to form in all material respects with the applicable accounting requirements of the Securities Act, and such letter shall additionally cover such other financial matters (including information as to the period ending no more than five business days prior to the date of such letter) with respect to the registration in respect of which such letter is being given as such underwriters may reasonably request; and

                  (l) make available for inspection by the Holders after the Demand Initiating Holder has provided a Demand Offering Request to the Company and any counsel, accountants or other representatives retained by the Holders all financial and other material records, pertinent corporate documents and properties of the Company and cause the officers, directors and employees of the Company to supply all such material records, documents or information reasonably requested by the Holders, counsel, accountants or representatives in connection with the Demand Prospectus; PROVIDED, HOWEVER, that such records, documents or information which the Company determines in good faith to be confidential and notifies the Holders, counsel, accountants or representatives in writing that such records, documents or information are confidential shall not be disclosed by Holders, counsel, accountants or representatives unless (i) such disclosure is ordered pursuant to a subpoena or other order from a court of competent jurisdiction, or (ii) such records, documents or information become generally available to the public other than through a breach of this Agreement.

For purposes of paragraphs (a) and (f) of this Section 3.4, the period of distribution of Demand Offering Securities in a firm commitment underwritten public offering shall be deemed to be that period during which the underwriters in such offering require in an underwriting agreement in the form customarily used by such underwriters for comparable transactions that the Company keep a registration statement effective to permit each underwriter to complete the distribution of all securities purchased by it, and the period of distribution of Demand Offering Securities in any other registration shall be deemed to extend until the earlier of the sale of all Demand Offering Securities covered thereby or nine months after the effective date thereof.

                  In connection with each registration hereunder, each Holder will furnish to the Company in writing such information with respect to itself and the proposed distribution by itself as shall be reasonably necessary in order to assure compliance with federal and applicable state securities laws. Reasonable compliance with the obligation to furnish such information shall be a condition to the rights afforded such Holder hereunder. In addition, each Holder and any of its partners, officers, directors or Affiliates, if any, (i) will comply with the provisions of Regulation M as applicable to them in connection with sales of Demand Offering Securities pursuant to the Demand Prospectus; (ii)will comply with the prospectus delivery requirements of the Securities Act as applicable to them in connection with sales of Demand Offering Securities pursuant to the Demand Prospectus; and (iii) will enter into such written agreements as the Company shall reasonably request to ensure compliance therewith.

                  In connection with each registration pursuant to Section 3.3 hereof covering an underwritten public offering, the Company agrees to enter into a written agreement with the managing underwriter selected in the manner herein provided in such form and containing such provisions as are customary in the securities business for such an arrangement between major underwriters and companies of the Company's size and investment stature; PROVIDED that such agreement shall not contain any such provision applicable to the Company which is inconsistent with the provisions hereof; PROVIDED, FURTHER that the time and place of the closing under said agreement shall be as mutually agreed upon between the Company and such managing underwriter.

                  3.5 DEMAND OFFERING EXPENSES. In connection with any Demand Offering, the Company shall pay all Demand Offering Expenses and the Holders shall pay all Selling Expenses applicable to the shares sold by the Holders.

                  3.6      PIGGYBACK REGISTRATIONS.

                  (a) RIGHT TO PIGGYBACK. In the event that a Holder is not permitted to effect sales under the Shelf Registration Statement under Section 3.2(b)(x)(iii) hereof or the Holders are not permitted to effect Demand Offering due to Section 3.4(a)(i), Holders shall become entitled to the rights of this
Section 3.6. The Company will promptly (but in any event within 30 days) give written notice to the Holders of its intention to effect such registration and a description of any underwriting agreement to be entered into with respect thereto and will include in such registration all Shelf Registrable Securities or Demand Offering Securities with respect to which the Company has received written requests for inclusion within 15 days after the receipt of the Company's notice (a "Piggyback Registration Request"); PROVIDED, HOWEVER, that the Company shall not be required to include Shelf Registrable Securities or Demand Offering Securities in the securities to be registered pursuant to a registration statement on any form which limits the amount of securities which may be registered by the issuer and/or selling security holders if, and to the extent that, such inclusion would make the use of such form unavailable. In the event that any Piggyback Registration shall be, in whole or in part, an underwritten public offering of Common Stock, the Holders shall agree that such Demand Offering Securities or Shelf Registrable Securities are to be included in the underwriting on the same terms and conditions as the shares of Common Stock otherwise being sold through underwriters under such registration.

                  (b) PRIORITY ON PRIMARY REGISTRATIONS. If a Piggyback Registration is an underwritten primary registration on behalf of the Company, and the managing underwriters advise the Company in writing that in their opinion the number of shares requested to be included in such registration exceeds the Maximum Number, the Company will limit the number of shares included in such registration to the Maximum Number, and the shares registered shall be selected in the following order of priority: (i) first, securities the Company proposes to sell, subject to the proviso set forth in clause (ii) below, (ii) second, (A) Shelf Registrable Securities or Demand Offering Securities covered by Piggyback Registration Requests, (B) securities requested to be included in such registration pursuant to the Wilson Registration Rights Agreement, and (C) securities requested to be included in such registration pursuant to (x) the Stockholders' Agreement, dated as of November 22, 1996, by and among the Company and the New York State Teachers' Retirement System and (y) the Stockholders' Agreement, dated as of November 7, 1996, by and between the Company and Hexalon Real Estate, Inc., pro rata among the holders thereof on the basis of the number of shares requested to be included in such registration; PROVIDED that the securities requested to be included pursuant to clauses (x) and (y) shall not be reduced to less than one-third of the total number of shares in such offering and (iii) third, other securities requested to be included in such registration.

                  (c) PRIORITY ON SECONDARY REGISTRATIONS. If a Piggyback Registration is an underwritten secondary registration on behalf of holders of the Company's securities, and the managing underwriters advise the Company in writing that in their opinion the number of securities requested to be included in such registration exceeds the Maximum Number, the Company will include in such registration the shares requested to be included therein by the holders requesting such registration and the Shelf Registrable Securities and Demand Offering Securities covered by Piggyback Registration Requests and any other securities requested to be included in such registration, pro rata among the holders thereof on the basis of the number of shares requested to be included in such registration; PROVIDED, HOWEVER, that if the holders requesting registration are doing so pursuant to demand registration rights of such holders, such holders' shares shall take priority over any Shelf Registrable Securities and Demand Offering Securities and any other securities requested to be included, which shall be included on a pro rata basis, subject to the proviso set forth in Section 3.6(b)(ii)(C).

                  3.7      INDEMNIFICATION.

                  (a) INDEMNIFICATION BY THE COMPANY. To the extent permitted by law, the Company shall indemnify and hold harmless the seller of any Shares covered by any registration statement filed pursuant to Section 3, its directors, trustees and officers, each other person who participates as an underwriter in the offering or sale of such securities and each other person, if any, who controls such seller or any such underwriter within the meaning of the Securities Act against any losses, claims, damages, liabilities or expenses, joint or several, to which such seller or any such director, trustee or officer or participating or controlling person may become subject under the Securities Act or otherwise, insofar as such losses, claims, damages, liabilities or expenses (or related actions or proceedings) arise out of or are based upon (x) any untrue statement or alleged untrue statement of any material fact contained in any registration statement under which such securities were registered under the Securities Act, any preliminary prospectus, final prospectus or summary prospectus contained in such registration statement, or any amendment or supplement to such registration statement, or any document incorporated by reference in such registration statement, or (y) any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, and the Company will reimburse such seller, and each such director, trustee, officer, participating person and controlling person for any legal or any other expenses reasonably incurred by them in connection with investigating or defending any such loss, claim, liability, action or proceeding, PROVIDED that the Company shall not be liable in any such case (1) to the extent that any such loss, claim, damage, liability or expense (or action or proceeding in respect thereof) arises out of or is based upon an untrue statement or alleged untrue statement or omission or alleged omission made in such registration statement, any such preliminary prospectus, final prospectus, summary prospectus, amendment or supplement in reliance upon and in conformity with written information furnished to the Company through an instrument duly executed by such seller or any such director, trustee, officer, participating person or controlling person specifically stating that it is for use in the preparation of such registration statement or (2) to the extent any amount paid in settlement of any such loss, claim, damage, liability or action of such settlement is effected without the written consent of the Company (which consent shall not be unreasonably withheld). Such indemnity shall remain in full force and effect regardless of any investigation made by or on behalf of such seller or any such director, trustee, officer, participating person or controlling person and shall survive the transfer of such securities by such seller. The Company shall agree to make provision for contribution relating to such indemnity as shall be reasonably requested by any seller of Shares or the underwriters.

                  (b) INDEMNIFICATION BY THE SELLERS. The Company may require, as a condition to including any Shares in any registration statement filed pursuant to Section 3, that the Company shall have received an undertaking satisfactory to it from each prospective seller of such securities, severally and not jointly, to indemnify and hold harmless (in the same manner and to the same extent as set forth in Section 3.6(a)) the Company, each director of the Company, each officer of the Company who shall sign such registration statement and each other person, if any, who controls the Company within the meaning of the Securities Act, with respect to any untrue statement in or omission from such registration statement, any preliminary prospectus, final prospectus or summary prospectus included in such registration statement, or any amendment or supplement to such registration statement, of a material fact if such statement or omission was made in reliance upon and in conformity with written information furnished to the Company through an instrument duly executed by such seller specifically stating that it is for use in the preparation of such registration statement, preliminary prospectus, final prospectus, summary prospectus, amendment or supplement. Such indemnity shall remain in full force and effect regardless of any investigation made by or on behalf of the Company or any such director, officer or controlling person and shall survive the transfer of such securities by such seller.

                  (c) INDEMNIFICATION PROCEDURE. Promptly after receipt by any party entitled to indemnification pursuant to Section 3.7(a) or 3.7(b) of this Agreement (an "Indemnified Party") of notice by a third party of any complaint or the commencement of any action or proceeding with respect to which indemnification is being sought hereunder, such Indemnified Party shall notify the party obligated to provide such indemnification (the "Indemnifying Party") of such complaint or of the commencement of such action or proceeding;
PROVIDED, HOWEVER, that the failure to so notify the Indemnifying Party shall not relieve the Indemnifying Party from liability for such claim arising otherwise than under this Agreement, and such failure to so notify the Indemnifying Party shall relieve the Indemnifying Party from liability which the Indemnifying Party may have hereunder with respect to such claim if, but only if, and only to the extent that, such failure to notify the Indemnifying Party results in the forfeiture by the Indemnifying Party of material rights and defenses otherwise available to the Indemnifying Party with respect to such claim. The Indemnifying Party shall have the right, upon written notice to the Indemnified Party, to assume the defense of such action or proceeding, including the employment of counsel reasonably satisfactory to the Indemnified Party and the payment of the fees and disbursements of such counsel. In the event, however, that the Indemnifying Party declines or fails to assume the defense of the action or proceeding or to employ counsel reasonably satisfactory to the Indemnified Party, in either case in a timely manner, then such Indemnified Party may employ counsel to represent or defend it in any such action or proceeding and the Indemnifying Party shall pay the reasonable fees and disbursements of such counsel as incurred; PROVIDED, HOWEVER, that the Indemnifying Party shall not be required to pay the fees and disbursements of more than one counsel for all Indemnified Parties in any jurisdiction in any single action or proceeding. In any action or proceeding with respect to which indemnification is being sought hereunder, the Indemnified Party or the Indemnifying Party, whichever is not assuming the defense of such action, shall have the right to participate in such litigation and to retain its own counsel at such party's own expense. The Indemnifying Party or the Indemnified Party, as the case may be, shall at all times use reasonable best efforts to keep the Indemnifying Party or the Indemnified Party, as the case may be, reasonably apprised of the status of the defense of any action, the defense of which it is maintaining and to cooperate in good faith with the Indemnifying Party or the Indemnified Party, as the case may be, with respect to the defense of any such action.

                  No Indemnified Party may settle or compromise any claim or consent to the entry of any judgment with respect to which indemnification is being sought hereunder without the prior written consent of the Indemnifying Party, unless such settlement, compromise or consent includes an unconditional release of the Indemnifying Party from all liability arising out of such claim. An Indemnifying Party may not, without the prior written consent of the Indemnified Party, settle or compromise any claim or consent to the entry of any judgment with respect to which indemnification is being sought hereunder unless such settlement, compromise or consent includes an unconditional release of the Indemnified Party from all liability arising out of such claim and does not contain any equitable order, judgment or term which in any manner affects, restrains or interferes with the business of the Indemnified Party or any of the Indemnified Party's affiliates.

                  In the event an Indemnified Party shall claim a right to payment pursuant to this Agreement, such Indemnified Party shall send written notice of such claim to the appropriate Indemnifying Party. Such notice shall specify the basis for such claim. As promptly as possible after the Indemnified Party has given such notice, such Indemnified Party and the appropriate Indemnifying Party shall establish the merits and amount of such claim (by mutual agreement or otherwise) and, within five business days of the final determination of the merits and amount of such claim, the Indemnifying Party shall deliver to the Indemnified Party immediately available funds in an amount equal to such claim as determined hereunder.

                  If for any reason the indemnification provided for in this
Section 3.7 is unavailable to an Indemnified Party or is insufficient to hold it harmless as contemplated by this Section 3.7, then the Indemnifying Party shall contribute to the amount paid or payable by the Indemnified Party as a result of such loss, claim, damage or liability in such proportion as is appropriate to reflect the relative fault of the Indemnified Party and the Indemnifying Party, as well as any other relevant equitable considerations; PROVIDED that in no event shall the liability of any Holder for such contribution and indemnification exceed, in the aggregate, the dollar amount of the proceeds received by such Holder upon the sale of Shares giving rise to such indemnification and contribution obligations.

                  The obligations of the parties under this Section 3.7 shall be in addition to any liability which any party may otherwise have to any other party.

                  3.8 LIMITATIONS ON REGISTRATION RIGHTS OF OTHERS. The Company represents and warrants that, except pursuant to this Agreement and pursuant to rights granted pursuant to the agreements set forth on Exhibit A hereto, it has not granted to any Person the right to request or require the Company to register any securities issued by the Company.

         4. RULE 144. The Company shall comply with the requirements of Rule 144 under the Securities Act, as such Rule may be amended from time to time (or any similar rule or regulation hereafter adopted by the Commission), regarding the availability of current public information to the extent required to enable any Holder of

Shares to sell Shares without registration under the Securities Act pursuant to Rule 144 (or any similar rule or regulation). Upon the request of any Holder of Shares, the Company will deliver to such Holder a written statement as to whether it has complied with such requirements.

         5. AMENDMENTS AND WAIVERS. This Agreement may be amended and the Company may take any action herein prohibited, or omit to perform any act herein required to be performed by it, only if the Company shall have obtained the written consent to such amendment, action or omission to act, of the Holder or Holders of a majority of the Shares (and, in the case of any amendment, action or omission to act which adversely affects any specific Holder of Shares or a specific group of Holders of Shares, the written consent of each such Holder or Holders of a majority of the Shares held by such group). Each Holder of any Shares at the time shall be bound by any consent authorized by this Section 5.

         6. NOMINEES FOR BENEFICIAL OWNERS. In the event that any Shares are held by a nominee for the beneficial owner thereof, the beneficial owner thereof may, at its election, be treated as the Holder of such Shares for purposes of any request or other action by any Holder or Holders of Shares pursuant to this Agreement or any determination of any number or percentage of shares of Shares held by any Holder or Holders of Shares contemplated by this Agreement. If the beneficial owner of any Shares so elects, the Company may require assurances reasonably satisfactory to it of such owner's beneficial ownership of such Shares.

         7.      COVENANTS OF THE PARTIES.

                  7.1      BOARD OF DIRECTORS.

                  (a) So long as PGGM and DIHC and their respective Affiliates own in the aggregate 5% or more of the issued and outstanding shares of Common Stock, the Company shall take all action necessary to nominate for election to the board of directors of the Company (the "Board") at any annual or special meeting of stockholders at which directors are being elected (or in connection with a written consent in lieu of a meeting pursuant to which directors are proposed to be elected) two individuals designated by PGGM ("PGGM Directors").

                  (b)      From the date hereof until the earlier to occur of
(i) the date as of which PGGM and DIHC and their respective Affiliates own in the aggregate less than 25% of the issued and outstanding shares of Common Stock or (ii) October 31, 2002:

                  (i) the Company shall take all action necessary to ensure that one PGGM Director is appointed to the board affairs committee of the Board (the "Committee").

                  (ii) All nominees for election as directors of the Company by the Board (other than Incumbent Directors and PGGM Directors nominated pursuant to

         Section 7.1(a) who are employees, officers or directors of PGGM or
         DIHC) shall be persons not affiliated with PGGM or DIHC or any of their respective Affiliates and shall be made with the unanimous approval of the Committee;

                  (iii) PGGM and DIHC shall vote (or provide written consent with respect to) all shares of Common Stock over which it exercises voting authority in favor of the persons nominated as PGGM Directors pursuant to Section 7.1(a) and all nominees nominated in accordance with Section 7.1(b)(ii) and all Incumbent Directors nominated for election as directors of the Company by the Board;

                  (iv) In the event of any vacancy on the Board, whether caused by a director's resignation, removal, death or otherwise, the Company shall take all action necessary to ensure that the successor to the director whose absence from the Board caused such vacancy shall be a PGGM Director if the director who caused such vacancy was a PGGM Director; and

                  (v) The Company shall not increase the number of directors constituting the full Board without the unanimous approval of the Committee.

                  (c) So long as PGGM and DIHC and their respective Affiliates own in the aggregate 2.5% or more of the issued and outstanding shares of Common Stock, the Company shall not without the prior written consent of PGGM modify the policy of the Company with respect to its interest in One Norwest Center, Denver, Colorado, adopted at a meeting of the Board on August 13, 1997.

                  (d) From the date of adoption of the Amended and Restated Bylaws of the Company in the form attached hereto as Annex A (the "Amended Bylaws") until the third anniversary of such date:

                  (i) PGGM and DIHC shall vote (or provide written consent with respect to) all shares of Common Stock over which it exercises voting authority in favor of the persons nominated as Wilson Directors (as defined in the Amended Bylaws) pursuant to Section 3.03(a) of the Amended Bylaws and approved by the Committee as set forth in Section
         3.02 of the Amended Bylaws; and

                  (ii) PGGM and DIHC shall use commercially reasonable efforts to cause the PGGM Directors, in considering the nominees proposed by Wilson III (or the Wilson III Designee) (as defined in the Amended Bylaws) for inclusion in the Board's list of nominees for election as director to approve in all cases Wilson III, and in considering other persons nominated as Wilson Directors, not to unreasonably withhold their approval.

                  7.2 LEVERAGE RATIO. So long as PGGM and DIHC and their respective Affiliates own in the aggregate 2.5% or more of the issued and outstanding shares of Common Stock, the Company shall at all times maintain a Leverage Ratio not in excess of 0.45 to 1; PROVIDED, HOWEVER, that notwithstanding the foregoing, (i) the Company may at any time incur Indebtedness in an amount which does not exceed the principal amount of outstanding Indebtedness of the Company extended, refinanced, renewed or replaced with the proceeds thereof, plus any costs associated with the extension refinancing, renewal or replacement, even if such incurrence causes the Leverage Ratio to exceed 0.45 to 1, (ii) the Company may incur Indebtedness if, as of the date on which the Company enters into a binding commitment with respect to such Indebtedness, the Leverage Ratio including such Indebtedness did not exceed 0.45 to 1 and (iii) with respect to lines of credit, the Company may incur Indebtedness under such line, if, as of the date the Company enters into the line of credit, the Leverage Ratio including the entire amount of Indebtedness available under such line did not exceed 0.45 to 1.

                  7.3 DOMESTIC REIT STATUS. So long as PGGM and DIHC and their respective Affiliates own in the aggregate 2.5% or more of the issued and outstanding shares of Common Stock, the Company shall not issue any Equity Securities in connection with any Public Offering or other sale to any Non-U.S. Person (as defined in Section 9.02 of the Charter Amendment), other than in connection with stock splits or stock dividends or under the Company's dividend reinvestment plan or stock option or management incentive compensation plans; PROVIDED, HOWEVER, that the Company, in connection with any Public Offering of Equity Securities, may issue and sell up to 15% of the securities issued in such offering to Non-U.S. Persons.

                  7.4 HOLDBACK AGREEMENTS. Each Holder agrees, if so requested prior to December 31, 1998, by the managing underwriter in any Public Offering by the Company, not to effect any sale or distribution of Common Stock (other than as part of such Public Offering) within such periods prior to and after the effective date of such registration statement as the managing underwriter may request and as may be required of executive officers and directors of the Company after the effective date of such registration statement; PROVIDED that no Holder shall be required to enter into more than one such agreement. After December 31, 1998, each Holder will consider entering into such agreements if so requested.

                  7.5 RESTRICTIONS ON TRANSFER. During the Standstill Period, any Holder and its Affiliates owning 25% or more of the issued and outstanding shares of Common Stock, shall not assign, transfer or sell any Shares to any Person or such Person's Affiliates (other than a Permitted Transferee that agrees in writing to be bound by the provisions of this Agreement) in any single transaction or series of related transactions if, after such transaction or transactions, such Person and such Person's Affiliates would own more than 10% of the then issued and outstanding shares of Common Stock other than transfers of shares from DIHC to PGGM.

                  7.6 OWNERSHIP LIMIT. The Company has taken and will continue to take all action necessary to ensure that issuance of the Shares to DIHC, DIHC Market Square, Inc. and PGGM pursuant to the Purchase Agreement and the Loan Agreement shall not be deemed a violation of Article 8 of the Company's articles of incorporation. Whenever PGGM or DIHC (or DIHC Market Square, Inc.) proposes to transfer any Shares to any Person, in accordance with the provisions of Section 8.03 of the articles of incorporation of the Company, the Board shall determine whether the proposed transfer would jeopardize the Company's status as a real estate investment trust (a "REIT") under Section 856 of the Internal Revenue Code of 1986, as amended. If the Board determines that it would not so jeopardize the Company's REIT status, or if it receives an opinion of counsel, which counsel and opinion are reasonably satisfactory to the Board, to the effect that such proposed transfer will not jeopardize the Company's status as a REIT, the Board shall determine that such transferee will not be treated as a "Person" within the meaning of
Section 8.03(b) of the Company's articles of incorporation and therefore the ownership of Shares by such transferee will be exempt from the restrictions imposed by Article 8 of the Company's articles of incorporation. If the Board determines that the proposed transfer would jeopardize the Company's REIT status, the Company shall provide a written explanation to DIHC and PGGM of the basis for its determination and shall provide reasonable access to information regarding the Company's shareholders to DIHC and PGGM.

                  7.7 TRANSFERS TO PGGM. The Company shall take all action necessary to ensure that any transfer of Shares from DIHC or DIHC Market Square, Inc. to PGGM shall not be deemed a violation of Article 8 or Section 9.01 of the Company's articles of incorporation.

                  7.8 SHARE REPURCHASES. So long as DIHC and PGGM and their respective Affiliates own in the aggregate 25% or more of the issued and outstanding shares of Common Stock, in the event the Company proposes to repurchase any shares of Common Stock from any holder thereof owning together with its Affiliates 5% or more of the issued and outstanding shares of Common Stock, DIHC and PGGM shall have the right to require the Company to repurchase a number of shares of Common Stock held by DIHC and PGGM equal to the product of
(I) the total number of shares proposed to be repurchased and (II) a fraction, the numerator of which is (A) the number of Shares owned by DIHC and PGGM and their respective Affiliates and the denominator of which is (B) the sum of the number of shares of Common Stock owned by such holder plus the number of Shares owned by DIHC and PGGM and their respective Affiliates.

                  7.9 AMENDED AND RESTATED BYLAWS. From the date of adoption of the Amended Bylaws until the third anniversary of such date, PGGM and DIHC agree not to vote, and to use their commercially reasonable efforts to cause the PGGM Directors not to vote, to repeal or amend the Amended Bylaws, where such amendment is covered by Section 10.01(b) of such Amended Bylaws, unless such amendment is approved by the Wilson Directors (as defined in the Amended Bylaws).

         8. STANDSTILL. During the Standstill Period, any Holder that together with its Affiliates owns 25% or more of the issued and outstanding shares of Common Stock shall not:

                  (a) directly or indirectly, purchase or otherwise acquire, or propose or offer to purchase or otherwise acquire, any Equity Securities whether by tender offer, market purchase, privately negotiated purchase, Business Combination or otherwise, if, immediately after such purchase or acquisition, the Holder Interest of such Holder would equal or exceed the Initial Percentage;

                  (b) directly or indirectly propose to the Company or any Person a Business Combination;

                  (c) make, or in any way participate, directly or indirectly, in any "solicitation" of "proxies" to vote (as such terms are used in the rules promulgated by the Commission under Section 14(a) of the Exchange
Act) or seek to advise, encourage or influence any person or entity with respect to the voting of any shares of capital stock of the Company, initiate, propose or otherwise solicit stockholders of the Company for the approval of one or more stockholder proposals or induce or attempt to induce any other Person to initiate any stockholder proposal; or

                  (d) deposit any Equity Securities into a voting trust or subject any Equity Securities to any arrangement or agreement with respect to the voting of such securities or form, join or in any way participate in a "group" (within the meaning of Section 13(d)(3) of the Exchange Act) with respect to any Equity Securities, other than as expressly set forth in Section 7 hereof.

         Nothing in this Section 8 shall limit the ability of PGGM Directors to function in their capacities as members of the Board. The provisions of this
Section 8 may be waived by the Company only upon the approval of a majority of the Board, excluding all PGGM Directors and shall not be applicable to actions approved by the majority of the Board, excluding all PGGM Directors in circumstances in which the PGGM Directors are "interested directors" under
Section 78.140 of the Nevada General Corporation Law.

         9. ASSIGNMENT. This Agreement shall not be assignable by the parties hereto, except (I) by PGGM, DIHC or any Holder pursuant to a transfer of Shares permitted hereunder to a Permitted Transferee that agrees in writing to be bound by the terms hereof (including, without limitation, Section 7.5 and 8, if applicable) and (II) the rights to cause the Company to register Shares pursuant to Section 3 may be assigned by PGGM, DIHC or any Holder, but only together with all obligations of Holders under Section 3 and Section 7.4, to a transferee of Shares representing at least 1% of the issued and outstanding shares of Common Stock, PROVIDED that, within a reasonable time after such transfer, the Company is furnished with written notice of the name and address of such transferee or assignee and the securities with respect to which such registration rights are being assigned. Notwithstanding any transfer of Shares in connection with an assignment permitted by this Section 9, the transferor shall comply with the obligations set forth in Section 2 hereof.

         10. MISCELLANEOUS. This Agreement constitutes the sole understanding of the parties hereto with respect to the subject matter hereof; provided, HOWEVER, that this provision is not intended to abrogate any other written agreement between or among the parties executed with or after this Agreement or any written agreement pertaining to another subject matter. No amendment of this Agreement shall be binding unless made in writing and duly executed by the parties hereto. This Agreement shall be construed in accordance with and governed by the laws of the State of New York without regard to conflict of laws principles thereof. No provision of this Agreement shall be construed against or interpreted to the disadvantage of any party hereto by any court or other governmental or judicial authority or by any board of arbitrators by reason of such party or its counsel having or being deemed to have structured or drafted such provision. Unless otherwise expressly provided herein, all references in this Agreement to Section(s) shall refer to the Section(s) of this Agreement. The headings in this Agree-ment are for purposes of reference only and shall not limit or otherwise affect the meaning of this Agreement. This Agreement may be ex-ecuted in any number of counterparts, each of which shall be an original, but all of which together shall constitute one instrument.

         11. NOTICES. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given or made (and shall be deemed to have been duly given or made upon receipt) by delivery in person, by courier service, by cable, by telecopy, by telegram, by telex or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section
11):

                  (a)      IF TO PGGM:        Pensioenfonds PGGM
                                              Kroostweg-Noord 149
                                              3704 DV Zeist
                                              The Netherlands
                                              P. O. Box 117
                                              3700 AC Zeist
                                              The Netherlands
                                              Telecopy: 011 (31.30) 696-3388
                                              Attention:        Mr. Jan van der Vlist
                                                                Ms. Anneke C. van de Puttelaar

                           WITH A COPY TO:    Richards & O'Neil, LLP
                                              885 Third Avenue
                                              New York, New York 10022-4873
                                              Telecopy: (212) 750-9022
                                              Attention:        Robert M. Safron, Esq.

                  (b)      IF TO DIHC:        200 Galleria Parkway, NW
                                              Suite 2000
                                              Atlanta, Georgia 30339
                                              Telecopy: (770) 951-9349
                                              Attention:        Mr. Craig Johnston

                           WITH A COPY TO:    Richards & O'Neil, LLP


                                              885 Third Avenue
                                              New York, New York 10022-4873
                                              Telecopy: (212) 750-9022
                                              Attention:        Robert M. Safron, Esq.

                  (c)      IF TO THE COMPANY: 126 East 56th Street
                                              New York, New York 10022
                                              Telecopy: (212) 605-7199
                                              Attention:        Mr. John S. Moody

                           WITH A COPY TO:    King & Spalding
                                              191 Peachtree Street, NE
                                              Atlanta, Georgia 30303
                                              Telecopy: (404) 572-5148
                                              Attention:        William B. Fryer, Esq.


                  (d) If to any other Holder to the address set forth in the notice referred to in Section 9 hereof.

         12. REMEDY. In the event that the Company materially breaches its obligations to PGGM under Sections 7.1 and 7.2 hereof and such breach continues for a period of 30 days after PGGM gives the Company written notice of such breach, the obligations of PGGM under Sections 7.4, 7.5 and 8 shall thereafter be suspended for such period of time as such breach continues; PROVIDED, HOWEVER, that upon any such breach being cured by the Company or waived by PGGM, PGGM shall again be obligated to comply with the provisions of Sections 7.4, 7.5 and 8.

         13. THIRD PARTY BENEFICIARY. The parties to this Agreement agree and acknowledge that Wilson III or the Wilson Designee are intended beneficiaries of the provisions of Sections 7.1(d) and 7.9 of this Agreement, and Wilson III and the Wilson Designee shall have the rights of intended beneficiaries to enforce such provisions.

                  IN WITNESS WHEREOF, the parties have caused this Agreement to be executed and delivered as of the date first above written.

                               CORNERSTONE PROPERTIES INC.

                               By:  /s/ Thomas A. Nye
                                  ---------------------------------
                                   Name:  Thomas A. Nye
                                   Title: Vice President

                               DUTCH INSTITUTIONAL HOLDING COMPANY, INC.

                               By:  /s/  Craig W. Johnston
                                  ---------------------------------
                                   Name:  Craig W. Johnston
                                   Title: Vice President

                               STICHTING PENSIOENFONDS VOOR DE
                               GEZONDHEID, GEESTELIJKE EN
                               MAATSCHAPPELIJKE BELANGEN

                               By:  /s/ R.M.S.M. Munsters
                                  ------------------------------------
                                   Name:  R.M.S.M. Munsters
                                   Title: Managing Director Investments

                               By:  /s/  D.J. de Beus
                                  ------------------------------------
                                   Name:  D.J. de Beus
                                   Title: Chairman, Board of Managing Directors

     [Signature Page to Amended and Restated Registration Rights and Voting
                                   Agreement]

                                    EXHIBIT A
                                       TO
                              AMENDED AND RESTATED
                    REGISTRATION RIGHTS AND VOTING AGREEMENT

Stockholders' Agreement dated November 22, 1996, between the Company and New York State Teachers' Retirement System.

Stockholders' Agreement dated November 7, 1996, between the Company and Hexalon Real Estate, Inc.

Letter Agreement dated July 10, 1995 between the Company and Deutsche Bank AG.

Registration Rights Agreement dated June 3, 1998, by and between the Company and the parties named therein.

Registration Rights Agreement dated as of January 29, 1998, among the Company and the Holders identified therein.

Registration Rights Agreement dated as of April 28, 1998, among the Company and the Holders identified therein.

Registration Rights Agreement dated as of April 28, 1998, among the Company and The Prudential Insurance Company of America.

Registration Rights and Lockup Agreement dated December 16, 1998, by and between the Company and the parties named therein.